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                                                                  EXHIBIT 10(JJ)

                          CHANGE OF CONTROL AGREEMENT

          THIS AGREEMENT, dated  11/9/1998, by and between:   C-COR ELECTRONICS,
          INC., a Pennsylvania corporation (the "Company"),
                                      AND
                        Mary G. Beahm (the "Employee").

                                    Recital

          A. Employee is an executive of the Company with significant policy-making and operational responsibilities in the conduct of its business.

          B. The Company recognizes that Employee is a valuable resource for the Company and the Company desires to be assured of the continued service of Employee,

          C. The Company is concerned that upon a possible or threatened change in control Employee may have concerns about the continuation of his employment and/or his status and responsibilities and may be approached by others with employment opportunities, and desires to provide Employee some assurance as to the continuation of his employment status and responsibilities on a basis consistent with that which he has earned in the event of such possible or threatened change in control,

          D. The Company desires to assure that if a possible change of control situation should arise and Employee should be involved in deliberations or negotiations in connection therewith that Employee would be in a secure position to consider and/or negotiate such transaction as objectively as possible and without implied threat to his financial well-being,

          E. The Company is concerned about the possible effect on Employee of the uncertainties created by any proposed change in control of the Company.

          F. Employee is willing to continue to serve but desires that in the event of such a change in control he will continue to have the responsibility, status, income, benefits and perquisites that he received immediately prior to that event.

                                  Agreements

          The parties do hereby agree as follows:

          l. Change of Control. The provisions of Section 2 and 3 of this Agreement shall become operative upon a change in control of the Company, as hereinafter defined. For purposes of this Agreement, a "change in control" shall be deemed to have occurred if and when:

               (a) Subsequent to the date of this Agreement, any person or group of persons acting in concert shall have acquired ownership of or the right to vote or to direct the voting of shares of capital stock of the Company representing 30% or more of the total voting power of the Company, or

               (b) The Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than 50% of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation, or

               (c) The Company shall have sold more than 50% of its assets to another corporation or other entity or person, or

               (d) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, the persons who were Directors of the Company before such transaction cease to constitute a majority of Directors of the Company.

        2. Termination Within Eighteen (18) Months. In the event that the employment of Employee with the Company is terminated involuntarily within eighteen (18) months after a change in control occurs:

               (a) Employee shall be entitled to receive an amount of cash equal to the sum of the following amounts:

               (i) two (2) times his annual salary at his rate on the date of termination of employment (but not less than two times Employee's annual salary prior to the Change of Control); and

               (ii) two (2) times the Company's annual 401(k) retirement plan contribution at the Employee's contribution rate on the termination of his employment (but not less than the amount the company was matching prior to Change of Control) (subject to applicable limitations of the
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          Internal Revenue Code, which may dictate that such amount shall not be added to the retirement plan but shall be paid in cash).

              The sum of these amounts shall be paid in equal monthly installments over a period of twenty-four (24) months, the first such installment to be paid within ten (10) days after Employee's termination of employment.

              (b) Employee shall be entitled to receive an amount of cash equal to two times the average of the Profit Incentive Plan ("PIP") payments of the last two years awarded to him under the PIP of the Company, pursuant to the terms of such Plan as in effect immediately prior to such change of control. Such amount will be paid to the Employee within ten (10) days after termination of employment.

              (c) Employee shall continue for a period of 24 months from the date of his termination to be covered at the expense of the Company by the same or equivalent health, dental, accident, life and disability insurance coverages as he was enrolled in immediately prior to termination of his employment; provided, however, that the Employee may elect to be paid in cash within thirty (30) days after termination of his employment an amount equal to the Company's cost of providing such coverages during such period.

              (d) If on the date of termination of employment, Employee were a participant in the Company's Supplemental Retirement Plan, Employee shall become eligible for the benefits payable under such Plan and such benefits shall be paid to Employee, or, if applicable, Employee's beneficiary, in the same manner, amounts and intervals as if Employee had, on the date of his termination of employment following a change of control, retired from employment with the Company. If Employee has not attained age fifty-five
     (55) on the date of his termination of employment due to a change of control, Employee shall be deemed to have attained age fifty-five (55) for the purpose of determining his eligibility for benefits under the Supplemental Retirement Plan, and only for this purpose.

               (e) All outstanding options held by Employee, both exercisable and nonexercisable, shall be immediately exercisable regardless of the time the option has been held by Employee and shall remain exercisable until their original expiration date, subject to applicable requirements of the Internal Revenue Code.

          3. Other Events, If Employee resigns from the Company within eighteen (18) months of a change of control, Employee shall be entitled to receive all payments and enjoy all of the benefits specified in Section 2 hereof should one or more of the following events occur within eighteen (18) months following a change in control:

              (a) If Employee determines that there has been a significant change in his responsibilities or duties with the Company and, for that reason, Employee resigns from the Company; or

               (b) If the base salary paid by the Company to Employee is reduced by more than ten (10%) percent from his salary immediately prior to the change in control; or

               (c) If the Company requires Employee to relocate his principal place of work to a location more than forty (40) miles from the Employee's former place of work,

          4. Agreements Not Exclusive. The specific agreements referred to herein are not intended to exclude Employee's participation in other benefits available to executive personnel generally or to preclude other compensation benefits as may be authorized by the Board of Directors of the Company at any time, and shall be in addition to the provisions of any other employment or similar agreements.

          5. Enforcement Costs. The Company is aware that upon the occurrence of a change in control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Employee the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Employee not be required to incur the expenses associated with the enforcement of his rights under this agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits extended to Employee hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if following a change of control, it should appear to Employee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any
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action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Employee the benefits intended to be provided to Employee hereunder and that Employee has complied with all reasonable obligations related to Employee's employment with the Company, the Company irrevocably authorizes Employee from time to time to retain counsel of his choice at the direct expense and liability of the Company as provided in this Section 5, to represent Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Employee entering into an attorney-client relationship with such counsel, and in that connection the Company and Employee agree that a confidential relationship shall exist between Employee and such counsel. The reasonable fees and expenses of counsel selected from time to time by Employee as hereinabove provided shall be paid or reimbursed to Employee by the Company on a regular, periodic basis upon presentation by Employee of a statement or statements prepared by such counsel in accordance with its customary practices up to a maximum aggregate amount of $500,000, said amount to be "grossed up" to cover federal and state income taxes. The amount of the gross up shall be calculated in accordance with the following formula: A/ (1-R), where A is the amount of legal fees and R is the combined highest marginal tax rate applicable to employee in the tax year that the payment is made.

          6. No Set-Off. The company shall not be entitled to set-off against the amount payable to Employee any amounts earned by Employee in other employment after termination of his employment with the Company, or any amounts which might have been earned by Employee in other employment had he sought other employment. The amounts payable to Employee under this Agreement shall not be treated as damages but as severance compensation to which Employee is entitled by reason of termination of his employment in the circumstances contemplated by this Agreement. However, a set-off may be taken by the Company against the amounts payable to Employee for expenses covering the same or equivalent hospital, medical, accident, and disability insurance coverages as set forth in
Section 2(c) of this Agreement if such benefit is paid for the Employee by the Employer to which the Employee may join after termination by the Company or after resignation as defined in Section 3 of this Agreement.

          7. Termination. This Agreement has no specific term, but shall terminate if, prior to a change in control of the Company, the employment of Employee with the Company shall terminate, so long as such termination was not in anticipation of or related to Change of Control.

          8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of Employee and his legal representatives, heirs, and assigns.

          9. Severability. In the event that any Section, paragraph, clause or other provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction for any reason, such Section, paragraph, clause or other provision shall be enforceable in any other jurisdiction in which valid and enforceable and, in any event, the remaining Sections, paragraphs, clauses and other provisions of this Agreement shall be unaffected and shall remain in full force and effect to the fullest extent permitted by law.

         10. Governing Law. This Agreement shall be interpreted, construed and governed by the laws of the Commonwealth of Pennsylvania.

         11. Headings. The headings used in this Agreement are for ease of reference only and are not intended to affect the meaning or interpretation of any of the terms hereof.

         12. Gender and Number. Whenever the context shall require, all words in this Agreement in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

         IN WITNESS WHEREOF, this Agreement has been executed the date and year first above written.
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ATTEST:                                       C-COR ELECTRONICS, INC.
Judith S. Ednie                               By:  David A. Woodle
                                              President and CEO

                                              Mary G. Beahm
                                                Employee



4/20/93